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                                RIVERSOURCE FUND
                                  SELIGMAN FUND

                           DEFERRED COMPENSATION PLAN

                As Amended and Restated Effective January 1, 2009

     The Board of each Investment Company set forth on EXHIBIT A adopted this Deferred Compensation Plan for each Fund, respectively, effective as of January 1, 2009. The Plan sets forth the terms whereby a member of the Board of the respective Fund (each a "Director" and collectively the "Directors") may defer the receipt of his or her compensation in respect of services rendered by the Director as a member of such Board.

1.   DEFINITION OF TERMS AND CONDITIONS

     1.1. Definitions. Unless a different meaning is plainly implied by the context, terms as used in this Plan shall have the meanings specified below:

          (1) "Annual Election Form" shall mean the written form required by BSC to be signed and submitted by a Director in connection with the Director's deferral election with respect to a given Deferral Year.

          (2) "Annual Enrollment Forms" shall mean, for any Deferral Year, the Annual Election Form, the Distribution Election Form and any other forms or documents which may be required of a Director by BSC, in its sole discretion.

          (3) "Beneficiary" shall mean such person or persons designated pursuant to Section 4.2(2) hereof to receive benefits after the death of the Director.

          (4) "Board" shall mean the Board of Directors/Trustees of a Fund.

          (5) "Board Services Corporation" or "BSC" shall mean the paying agent for the Funds, pursuant to an agreement between BSC and the Funds, and the agent delegated by the Board to administer the Plan, pursuant to
          Section 6.8.

          (6) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

          (7) "Compensation" shall mean the amount of a Director's fees payable to a Director during a Deferral Year.

          (8) "Compensation Deferral" shall mean the amount or amounts of a Director's Compensation deferred under the provisions of Section 2 of this Plan.

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          (9) "Deferral Account" and "Deferral Accounts" shall mean an accounts maintained to reflect Compensation Deferral made pursuant to Section 2 hereof and any other credits or debits thereto.

          (10) "Deferral Year" shall mean each calendar year for which the Director has made a Compensation Deferral under Section 2 hereof.

          (11) "Disability" shall mean, with respect to a Director, the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In making its determination of whether a Director is disabled, the Board shall be guided by the prevailing authorities applicable under Section 409A.

          (12) "Distribution Election" shall mean an election made in accordance with Section 4.1.

          (13) "Fund" shall mean a registered investment company (or separate series thereof as context requires) advised by RiverSource Investments, LLC or any of its affiliates that is a Fund within the RiverSource family of funds, as set forth on EXHIBIT A, as it may be amended from time to time.

          (14) "Distribution Election Form" shall mean the written form required by BSC to be signed and submitted by a Director with respect to a Distribution Election for a given Deferral Year.

          (15) "Newly Eligible Director" shall mean a member of the Board who becomes eligible to participate in the Plan during a Deferral Year and who has not previously participated in the Plan or an elective account-balance deferred compensation arrangement (as defined under Section 409A) of the Fund or any entity other than the Fund with whom the Fund would be considered a single employer under Sections 414(b) or 414(c) of the Code, as determined by the Board and to the extent permissible under Section 409A.

          (16) "Plan" means the Nonqualified Deferred Compensation Plan adopted with respect to a Fund. For avoidance of doubt, the Board shall by its action to adopt this Nonqualified Deferred Compensation Plan shall have adopted the Plan separately with respect to each Seligman Fund, except to the extent that such Funds are aggregated pursuant to
          Section 414(b) or 414(c) of the Code.

          (17) "Rule 2a-7 Funds" means any and all of the Funds that are intended to be operated in accordance with Rule 2a-7 under the Investment Company Act of 1940, as amended.

          (18) "Rule 2a-7 Deferral Account" and "Standard Deferral Account" shall mean an account maintained to reflect Compensation Deferral made pursuant to

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          Section 3 hereof and any other credits or debits thereto from a Rule
          2a-7 Fund and a Fund that is not a Rule 2a-7 Fund, respectively.

          (19) "Section 409A" means Section 409A of the Code, the Treasury Regulations promulgated thereunder and other applicable guidance issued by the Treasury Department or the Internal Revenue Service with respect thereto.

          (20) "Termination of Service" shall mean a "separation from service" as defined under Section 409A.

          (21) "Unforeseeable Emergency" shall mean, with respect to a Director, a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Director, loss of the Director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. In making its determination, the Board shall be guided by the prevailing authorities applicable under Section 409A.

          (22) "Valuation Date" shall mean the last business day of each calendar year and any other day upon which BSC makes a valuation of the Deferred Account.

     1.2. Plurals and Gender. Where appearing in this Plan the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

     1.3. Headings. The headings and sub-headings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

2.   COMPENSATION DEFERRALS

     2.1. Commencement of Compensation Deferral. A Director may elect to commence Compensation Deferral by completing, executing and filing the Annual Enrollment Forms with BSC pursuant to Section 2.2.

     2.2. Compensation Deferral Elections.

          (1) Except as provided below, the Annual Enrollment Forms must be signed, executed and filed with BSC prior to the first day of the Deferral Year to which they apply. The Annual Election Form shall set forth the amount of such Compensation Deferral (in whole percentage amounts). In the case of a Newly Eligible Director, Compensation Deferral shall commence as of the date such Director's Annual Enrollment Forms are received by BSC, but no later than 30 days following the date on which such Director first became eligible to participate in the Plan, and such Annual Election Form shall apply only with respect to Compensation earned for services performed subsequent to the time such Annual

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          Election Form is received by BSC. A Director's Annual Election Form shall be irrevocable once filed with BSC, and may only be suspended pursuant to Section 3.

          (2) The Annual Enrollment Forms submitted by a Director in respect of a particular Deferral Year will not be effective with respect to any subsequent Deferral Year. If the required Annual Enrollment Forms are not timely delivered for the subsequent Deferral Year, the Director shall not be eligible to make any deferrals with respect to such subsequent Deferral Year.

          (3) Compensation Deferral shall be withheld from each payment of Compensation to a Director based upon the percentage amount elected by the Director under this Section 2.2.

     2.3. Valuation of Deferral Account.

          (1) BSC shall establish two bookkeeping Deferral Account (a Rule 2a-7 Deferral Account and a Standard Deferral Account) to which will be credited an amount equal to each Director's Compensation Deferral under this Plan. Compensation Deferral from Rule 2a-7 Funds shall be credited to the Rule 2a-7 Deferral Account and Compensation Deferral from the Funds that are not Rule ea-7 Funds shall be credited to the Standard Deferral Account on the day that the Compensation deferred would otherwise have been paid to a Director and shall be deemed invested pursuant to Section 2.4. The Deferral Accounts shall be debited to reflect any distributions from such Deferral Accounts. Such debits shall be allocated to the Deferral Accounts as of the date such distributions are made.

          (2) As of each Valuation Date, income, gain and loss equivalents (determined as if the Deferral Accounts are invested in the manner set forth under Section 2.4) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Deferral Accounts.

     2.4. Investment of Deferral Account Balance.

          (1) With respect to the Rule 2a-7 Deferral Account, Class A shares of a Rule 2a-7 Fund, as determined by the Board from time to time, will be used as the basis for determining the valuation of each Director's portion of the Rule 2a-7 Deferral Account.

          (2) With respect to the Standard Deferral Account, a Director may identify Class A shares of one or more of the notional investment options made available from time to time by the Board (the "Investment Options") to be used as the basis for determining the valuation of his or her portion of the Deferral Account. A minimum of $1,000 must be deemed to be invested in each Investment Option identified at each payment period or such lower minimum amount as BSC determines can be efficiently administered.

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               (a) The Director shall designate from among the Investment
               Options offered under the Plan on a form provided by BSC (ATTACHMENT A) and such designations shall remain effective until another valid designation has been made by the Director.

               (b) Any changes to the Investment Options and any limitation on the maximum or minimum percentages of a Director's Compensation Deferral that may be invested in any particular Investment Option shall be communicated from time-to-time to the Director by BSC.

          (3) The Standard Deferral Account shall be deemed to be invested in accordance with Investment Options selected by a Director, provided such designations conform to the provisions of this Section. If, however,

               (a) the Director does not furnish BSC with complete, written investment designation, or

               (b) the written investment designation from the Director are unclear, or

               (c) the amount of designated Deferred Compensation to an Investment Option is less than the minimum required,

          then the Director's designation shall be held in abeyance and have no force and effect, and the Director shall be deemed to have selected the default Investment Option designated by the Board, until such time as the Director shall provide BSC with complete investment instructions or the amount available for the investment option exceeds the minimum. In the event that any Investment Option under which any portion of the Standard Deferral Account is deemed to be invested ceases to exist, such portion of the Standard Deferral Account thereafter shall be deemed to be invested in the successor to such Investment Option, subject to subsequent investment elections.

          (4) The amount of the notional earnings credited to a Director's portion of the Standard Deferral Account shall be determined by using the Investment Options selected by the Director to measure the hypothetical performance. The value of a Director's portion of the Standard Deferral Account, as of any date, will be equal to the value such account would have had if the amount credited to it had been invested and reinvested in shares of the Investment Options designated by the Director (the "Designated Shares").

          (5) The amount of the earnings credited to a Director's portion of the Rule 2a-7 Deferral Account shall be determined by using a Rule 2a-7 Fund, as determined by the Board from time to time, to measure the hypothetical performance. The value of a Director's portion of the Rule 2a-7 Deferral Account, as of any date, will be equal to the value such account would have had if the amount credited to it had been invested and reinvested in shares of the designated Rule 2a-7 Fund.

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          (6) Except with respect to Rule 2a-7 Funds Deferral Account, Directors may change the designation of the Investment Options in which their Compensation Deferral is deemed to be invested by giving written instructions to BSC. In such case, the Designated Shares of one Investment Option will be exchanged within five business days or as soon thereafter as practicable for Designated Shares of another Investment Option based on the net asset value per share of the respective Investment Options. BSC may limit the number of changes that can be made during the year.

          (7) The obligation of the Fund with respect to the Deferral Accounts is and will remain a general obligation of the Fund, payable by BSC as agent for the Fund. BSC shall provide an annual statement to each Director showing such information as is appropriate, including the aggregate amount in the Deferral Account and each Director's proportionate interest, as of a reasonably current date.

3.   SUSPENSION OF COMPENSATION DEFERRALS

     3.1. Unforeseeable Emergencies. If a Director experiences an Unforeseeable Emergency, the Director may petition BSC or the Board to suspend any deferrals required to be made by the Director. A petition shall be made on the form provided by BSC to be used for such request and shall include all financial information required by the Board in order for the Board to make a determination on such petition, as determined by the Board in its sole discretion. The Board shall determine, in its sole discretion, whether to approve the Director's petition. If the petition for a suspension is approved, suspension shall take effect upon the date of approval. Notwithstanding the foregoing, the Board shall not have any right to approve a request for suspension of deferrals if such approval (or right to approve) would cause the Plan to fail to comply with, or cause a Director to be subject to a tax under the provisions of Section 409A.

     3.2. Disability. From and after the date that a Director is deemed have suffered a Disability, any standing deferral election of the Director shall automatically be suspended and no further deferrals shall be made with respect to the Director.

     3.3. Resumption of Deferrals. If deferrals by a Director have been suspended during a Deferral Year due to an Unforeseeable Emergency or a Disability, the Director will not be eligible to make any further deferrals in respect of that Deferral Year. The Director may be eligible to make deferrals for subsequent Deferral Years provided the Director complies with the election requirements under the Plan.

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4.   DISTRIBUTIONS FROM DEFERRAL ACCOUNT

     4.1. Distribution Elections.

          (1) The Director shall make a Distribution Election by filing a Distribution Election Form at the time he or she makes an Compensation Deferral with respect to a given Deferral Year to have the Director's Deferral Accounts for that Deferral Year distributed in either a lump sum or in installments, in each case commencing on or as soon as practicable after January 1st, but in no event later than 90 days thereafter, following (i) a specified year following the year that the compensation deferred would otherwise have been paid, which may not be sooner than five years following the deferral election; or (ii) the year in which the Director undergoes a Termination of Service from the Fund. For this purpose, the amount of each installment shall be equal to the balance of the Account on the date of the payment, divided by the remaining number of installments.

          (2) Subject to any restrictions that may be imposed by the Board, a Director may amend his or her Distribution Election on a prospective basis by submitting to BSC an amended Distribution Election Form; provided, however, such amended Distribution Election Form (i) is submitted no later than a date specified by BSC in accordance with the requirements of Section 409A, (ii) shall not take effect until 12 months after the date on which such amended form becomes effective, and (iii) specifies a new distribution date (or a new initial distribution date in the case of installment distributions) that is no sooner than five years after the original distribution date (or the original initial distribution date in the case of installment distributions), or such later date specified by BSC.

          (3) Notwithstanding the limitations set forth in Section 4.1(2), but subject to any restrictions that may be imposed by the Board, a Director may amend the date of payment for all or part of such Director's Compensation Deferral, provided that (a) no such election may be made in 2008 to cause a payment to occur, or prevent a payment from occurring, in 2008 and (b) except as provided in Section 4.1(2), any change made to the elected payment date of a Compensation Deferral is submitted no later than December 31, 2008, shall not take effect until January 1, 2009, and specifies a new distribution date (or a new initial distribution date in the case of installment distributions) that is no sooner than January 1, 2009. The Fund and the Directors intend that this Section 4.1(3) be operated in accordance with Internal Revenue Service Notice 2007-86 and any future applicable U.S. Treasury Department and Internal Revenue Service guidance.

     4.2. Death Prior to Complete Distribution of Deferral Accounts.

          (1) Upon the death of a Director (whether prior to or after the commencement of the distribution of the amounts credited to his or her portion of the Deferral Accounts), the balance of the Director's portion of the Deferral Accounts shall be

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          distributed to his or her Beneficiary in a lump sum within 90 days of the date of the Director's death.

          (2) Designation of Beneficiary. For purposes of Section 4.2, a Director's Beneficiary shall be the person or persons so designated by the Director in a written instrument submitted to BSC (ATTACHMENT B). In the event the Director fails to properly designate a Beneficiary, his or her Beneficiary shall be the person or persons in the first of the following classes of successive preference Beneficiaries surviving at the death of the Director: the Director's (a) surviving spouse or
          (b) estate.

     4.3. Distribution Upon a Liquidation, Dissolution or Change of Ownership. In the event of the liquidation, dissolution or winding up of a Fund or the distribution of all or substantially all of a Fund's assets and property relating to one or more series of its shares to the shareholders of such series (for this purpose a sale, conveyance or transfer of the Fund's assets to a trust, partnership, association or corporation in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Fund shall not be deemed a termination of the Fund or such a distribution), each event qualifying as a "change in ownership of a substantial portion of the corporation's assets" as defined under Section 409A, all unpaid amounts in the Deferral Account as of the effective date thereof shall be paid in a lump sum on the effective date, and in no event later than 90 days thereafter.

     4.4. Disability Prior to Complete Distribution of Deferral Accounts. Upon the Disability of a Director (whether prior to or after the commencement of the distribution of the amounts credited to his or her portion of the Deferral Accounts), the balance of the Director's portion of the Deferral Accounts shall be distributed to the Director in a lump sum within 90 days of the date that the Director becomes disabled.

     4.5. Withdrawal in the Event of an Unforeseeable Emergency. In the event that a Director experiences an Unforeseeable Emergency, the Director may petition the Board to receive a partial or full payout of amounts credited to the Director's Deferral Accounts. The Board shall determine, in its sole discretion, whether the requested payout shall be made, and the amount of the payout; provided, however, that the payout shall not exceed the lesser of the Director's portion of the Deferral Accounts or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. In making its determination under this Section 4.5, the Board shall be guided by the requirements of Section 409A and any other related prevailing legal authorities and the Board shall take into account the extent to which a Director's Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Director of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If, subject to the sole discretion of the Board, the petition for a payout is approved, the payout shall be made within 90 days of the date of the Unforeseeable Emergency.

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5.   AMENDMENT AND TERMINATION

     5.1. Termination. The Board, in its sole discretion, may at any time terminate this Plan; provided, however, that (a) all plans that are aggregated with the Plan for purposes of Section 409A are also terminated; and (b) the Plan is not terminated proximate to a downturn in the financial health of the Fund, or any entity other than the Fund with whom the Fund would be considered a single employer under Sections 414(b) or 414(c) of the Code. Upon the termination of the Plan, to the extent permitted by
     Section 409A, all amounts credited to each of the Deferral Accounts of each Director shall be 100% vested and shall be paid in a lump sum to the Director or, in the case of the Director's death, in accordance with the Director's beneficiary designation. Such lump-sum payment shall be made 13 months after such termination (or such earlier date permitted under Section
     409A), notwithstanding any elections made by the Director, and the Annual Enrollment Forms relating to the Director's Deferral Accounts shall terminate upon full payment of such Deferral Account, except that neither BSC nor the Board shall have any right to so accelerate the payment of any amount to the extent such right would cause the Plan to fail to comply with, or cause a Director to be subject to a tax under, the provisions of
     Section 409A. In the event of a termination described in this Section 5.1, no new deferred compensation plans may be established by the Fund for a minimum period of three years following the termination and liquidation of this Plan if such new plan would be aggregated with this Plan under Section 409A.

     5.2. Amendment. The Board may, at any time, amend or modify the Plan in whole or in part with respect to any or all Directors by the actions of the Board; provided, however, that (a) no amendment or modification shall be effective to decrease or restrict the value of a Director's Deferral Accounts in existence at the time the amendment or modification is made, calculated as if the Director had experienced a termination as Director as of the effective date of the amendment or modification, (b) no amendment or modification may be made if such amendment or modification would cause the Plan to fail to comply with, or cause a Director to be subject to tax under the provisions of Section 409A, or diminishes any other rights or protections any Director would have had but for such amendment or modification, unless each affected Director consents in writing to such amendment.

6.   MISCELLANEOUS

     6.1. Rights of Creditors.

          (1) This Plan is an unfunded and non-qualified deferred compensation arrangement. Neither a Director nor other persons shall have any interest in any specific asset or assets of a Fund by reason of the Deferral Accounts hereunder, nor any rights to receive distribution from the Deferral Accounts except as and to the extent expressly provided hereunder. No Fund shall be required to purchase, hold or dispose of any investments pursuant to this Plan; however, if in order to cover its obligations hereunder, the Board elects to direct a Fund to purchase any


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          investments, the same shall continue for all purposes to be a part of the general assets and property of such Fund, subject to the claims of its general creditors and no person other than the Fund shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as a general creditor.

          (2) The rights of a Director and the Beneficiaries to the amounts held in the Deferral Accounts are unsecured and shall be subject to the creditors of the Fund. With respect to the payment of amounts held under the Deferral Accounts, the Director and his or her Beneficiaries have the status of unsecured creditors of the Fund. Any obligation hereunder shall be an unsecured obligation of the Fund and not of any other person.

     6.2. Incapacity. BSC shall receive evidence satisfactory to it that the Director or any Beneficiary entitled to receive any benefit under this Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to give a valid release therefore, and that another person or an institution is then maintaining or has custody of the Director or Beneficiary and that no guardian, committee or other representative of the estate of the Director or Beneficiary shall have been duly appointed, BSC may make payment of such benefit otherwise payable to the Director or Beneficiary to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

     6.3. No Guarantee of Directorship. Nothing contained in this Plan shall be construed as a guaranty or right of any Director to be continued as a Director of the Fund (or of a right of a Director to any specific level of Compensation) or as a limitation of the right of the Fund, by shareholder action or otherwise, to remove any Director.

     6.4. Spendthrift Provision. The Directors' and Beneficiaries' interests in the Deferral Accounts shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charges and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any portion of any such right hereunder be in any manner payable to any assignee, receiver or trustee, or be liable for such person's debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

     6.5. Notices. For purposes of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service, addressed to the Director at the home address set forth in BSC's records and to BSC at 901 Marquette Avenue South, Suite 2810, Minneapolis, MN 55402 or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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     6.6. Successors and Assigns. This Plan shall be applicable to and shall inure to the benefit of the Directors and their heirs, executors, administrators and personal representatives.

     6.7. Section 409A of the Code. It is intended that the Plan (including all amendments thereto) comply with provisions of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Directors. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

     6.8. Administration.

          (1) The Board shall have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (b) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. Any Director serving on the Board who is a participant in the Plan shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Board shall be entitled to rely on information furnished by the Director.

          (2) In the administration of the Plan, the Board may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and the Board or its agents may from time to time consult with legal counsel with respect to the meaning or construction of this Plan, their obligations or duties hereunder or with respect to any action or proceeding or any question of law, and they shall be fully protected with respect to any action taken or omitted by them in good faith pursuant to the advice of legal counsel.

          (3) The decision or action of the Board or its agents with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan, and the Board or any agent to whom administrative duties under the Plan have been delegated, shall not incur any liability to a Director for any such interpretation or determination so made or for any other action taken by it in connection with this Plan in good faith.

                                   ******

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                                                                       EXHIBIT A

RIVERSOURCE FAMILY OF FUNDS

RiverSource Bond Series, Inc.
RiverSource California Tax-Exempt Trust
RiverSource Dimensions Series, Inc.
RiverSource Diversified Income Series, Inc.
RiverSource Equity Series, Inc.
RiverSource Global Series, Inc.
RiverSource Government Income Series, Inc.
RiverSource High Yield Income Series, Inc.
RiverSource Income Series, Inc.
RiverSource International Managers Series, Inc.
RiverSource International Series, Inc.
RiverSource Investment Series, Inc.
RiverSource Large Cap Series, Inc.
RiverSource Managers Series, Inc.
RiverSource Market Advantage Series, Inc.
RiverSource Money Market Series, Inc.
RiverSource Sector Series, Inc.
RiverSource Selected Series, Inc.
RiverSource Series Trust
RiverSource Short Term Investments Series, Inc.
RiverSource Strategic Allocation Series, Inc.
RiverSource Strategy Series, Inc.
RiverSource Special Tax-Exempt Series Trust
RiverSource Tax-Exempt Income Series, Inc.
RiverSource Tax-Exempt Money Market Series, Inc.
RiverSource Tax-Exempt Series, Inc.
RiverSource Variable Series Trust
Seligman Capital Fund, Inc.
Seligman Cash Management Fund, Inc.
Seligman Common Stock Fund, Inc.
Seligman Communications and Information Fund, Inc.
Seligman Core Fixed Income Fund, Inc.
Seligman Frontier Fund, Inc.
Seligman Global Fund Series, Inc.
Seligman Growth Fund, Inc.
Seligman High Income Fund Series
Seligman Income and Growth Fund, Inc.
Seligman LaSalle Real Estate Fund Series, Inc.
Seligman Municipal Fund Series, Inc.
Seligman Municipal Series Trust
Seligman New Jersey Municipal Fund, Inc.
Seligman Pennsylvania Municipal Fund Series
Seligman Portfolios, Inc.
Seligman TargetHorizon ETF Portfolios, Inc.
Seligman Asset Allocation Series, Inc.
Seligman Value Fund Series, Inc.
Seligman LaSalle International Real Estate Fund, Inc.
Seligman Select Municipal Fund, Inc.
Tri-Continental Corporation

                                                                    ATTACHMENT A

                                RIVERSOURCE FUND
                                  SELIGMAN FUND

                         DEFERRED COMPENSATION PLAN*

                             DEFERRAL ELECTION FORM

TO:                    Board Services Corporation

FROM:                  ______________________

DATE:                  ______________________

Deferral Election

          Pursuant to the Deferred Compensation Plan (the "Plan") adopted by each of the RiverSource and Seligman Investment Companies (collectively, the "Funds"), I hereby elect to have _____ percent of my Compensation (as defined under the Plan) for service to the Funds after the date this election becomes irrevocable deferred as provided in the Plan, and to Board Services Corporation establish two bookkeeping Deferral Accounts (a Rule 2a-7 Deferral Account and a Standard Deferral Account) to which will be credited an amount equal to the amount so deferred ("Compensation Deferral"). Compensation Deferral from Rule 2a-7 Funds shall be credited to the Rule 2a-7 Deferral Account and Compensation Deferral from Funds that are not Rule 2a-7 Funds shall be credited to the Standard Deferral Account. This election is irrevocable and will take effect upon receipt and shall continue in effect through December 31st of the calendar year.

Distribution Election

          I hereby elect that all amounts deferred under the Plan with respect to any Fund and the earnings thereon pursuant to any deferral election be credited to the Deferral Accounts as set forth in the Plan and shall be paid to me (check one for each of the Standard Deferral Account and the Rule 2a-7 Deferral Account):

     Distribution Election for Standard Deferral Account:

                         in a lump sum or
          ______________

----------
* Any terms and features of, and rights and benefits under, the Plan and your deferral election may be interpreted, modified or terminated by the Boards of Directors/Trustees of the Funds (each and collectively the Board) in its sole discretion in any manner and at any time without your prior consent or notice provided that such interpretation, modification or termination shall not cause deferred amounts to fail to meet the requirement for favorable tax treatment pursuant to Code Section 409A, applicable regulations thereunder, and other IRS guidance.

          __________ in quarterly installments for _______ years
                    (specify a number of years not to exceed five);

commencing on the first business day of January following (check one):

          ___________ the year in which I undergo a Termination of Service from the Fund, or

          ___________ (a calendar year not earlier than five years after the date of this election).

Distribution Election for Rule 2a-7 Deferral Account:

          _____________ in a lump sum or

          _____________ in quarterly installments for _____________ years
                       (specify a number of years not to exceed five);

commencing on the first business day of January following (check one):

          _____________ the year in which I undergo a Termination of Service from the Fund, or

          _____________ (a calendar year not earlier than five years after the date of this election).

          If the payment is to be made in installments for either or both Deferral Accounts, the amount of each installment shall be equal to a fraction of the account balance in a Deferral Account at the date of the payment the numerator of which shall be one and the denominator of which shall be the then remaining number of unpaid installments (including the installment then to be paid).

          If I die at any time before all amounts in the account have been paid, such amounts shall be paid at that time in a lump sum to the beneficiary or beneficiaries designated by me on the attached Beneficiary Designation Form or in the absence of such a designation to my surviving spouse or my estate, as provided in the Plan.

          I understand that the amount of any assets reflected by the Deferral Accounts, should the Fund elect to hold any assets covering any portion of the liability, shall remain the general assets of the Fund and that with respect to the payment of my portion of the liability shown in any Deferral Accounts I am merely a general creditor of the Fund. I may not sell, encumber, pledge, assign or otherwise alienate any assets that may be held under the Deferral Accounts.

          I hereby agree that the terms of the Plan are incorporated herein and are made a part hereof. Dated as of the day and year first above written.

WITNESS:                            DIRECTOR:

__________________                  __________________



                                   RECEIVED:
                                   Board Services Corporation


                                   By:
                                       -----------------------------------------
                                   Name:
                                         ---------------------------------------
                                   Title:
                                          --------------------------------------
                                   Date:
                                         ---------------------------------------

                                                                         ANNEX A

Investment Election (Standard Deferral Account Only)

          I wish my Compensation Deferral deemed to be invested in Class A shares of the Investment Options in the percentages noted in Annex A to this form. Such designations shall remain in effect until changed by submission of a new form as provided in the Plan.

          I desire that my deferred Compensation be deemed invested as follows:

Investment Options [Class A shares]   PERCENT
-----------------------------------   -------


                                                            ____________________
                                                            100% of Deferred
                                                            Compensation amount

[Compensation Deferrals to an Investment Option in any given month that are below $1,000 or such lower minimum set by the Board will be deemed invested in RiverSource Cash Management Fund, or such other default Investment Option as the Board may designate from time to time. Compensation Deferrals in the Rule 2a-7 Deferral Account will be deemed invested in RiverSource Cash Management Fund, or such other Rule 2a-7 Fund as the Board may designate from time to time.]

                                                                    ATTACHMENT B

                           DEFERRED COMPENSATION PLAN

                           DESIGNATION OF BENEFICIARY

          You may designate one or more beneficiaries to receive any amount remaining in your portion of the Deferral Accounts at your death. If the Designated Beneficiary survives you, but dies before receiving the full amount to which he or she is entitled, the remainder will be paid to the Designated Beneficiary's estate, unless you specifically elect otherwise in your Designation of Beneficiary form.

          You may indicate the names not only of one or more primary Designated Beneficiaries but also the names of secondary beneficiaries who would receive your portion of the Deferral Account in the event the primary beneficiary or beneficiaries are not alive at your death. In the case of each Designated Beneficiary, give his or her name, address, relationship to you, and the percentage of your portion of the Deferral Accounts he or she is to receive. You may change your Designated Beneficiaries at any time, without their consent, by filing a new Designation of Beneficiary form with the Committee.

                            *************

          As a participant in the Deferred Compensation Plan (the "Plan"), I hereby designate the person or persons listed below to receive any amount remaining in my portion of the Deferral Accounts in the event of my death. This designation of beneficiary shall become effective upon its delivery to the Committee prior to my death, and revokes any designation(s) of beneficiary previously made by me. I reserve the right to revoke this designation of beneficiary at any time without notice to any beneficiary.

          I hereby name the following as primary Designated Beneficiaries under the Plan:

Name                     Relationship   Percentage    Address
----------------------   ------------   ----------    --------------------------
______________________   ____________   _________%    __________________________

Name                     Relationship   Percentage    Address
----------------------   ------------   ----------    --------------------------
______________________   ____________   _________%    __________________________

          In the event that one or more of my primary Designated Beneficiaries predeceases me, his or her share shall be allocated among the surviving primary Designated Beneficiaries. I name the following as secondary Designated Beneficiaries under the Plan, in the event that no primary Designated Beneficiary survives me:

Name                     Relationship   Percentage    Address
----------------------   ------------   ----------    --------------------------
______________________   ____________   _________%    __________________________

Name                     Relationship   Percentage    Address
----------------------   ------------   ----------    --------------------------
______________________   ____________   _________%    __________________________

          In the event that no primary Designated Beneficiary survives me and one or more of the secondary Designated Beneficiaries predeceases me, his or her share shall be allocated among the surviving secondary Designated Beneficiaries.


------------------------------------    ----------------------------------------
             (Witness)                           (Signature of Director)

Date:                                   Date:
      ------------------------------          ----------------------------------